Exhibit 99
FOR IMMEDIATE RELEASE
July 27, 2004
Company:	Dominion
Contacts:
Media:	Mark Lazenby (804) 819-2042, mark_lazenby@dom.com
Analysts:	Joe O'Hare (804) 819-2156, joseph_ohare@dom.com

DOMINION ANNOUNCES SECOND-QUARTER EARNINGS

  Conference call scheduled for 10 a.m. EDT today

RICHMOND, Va., - Dominion (NYSE: D) announced today net income prepared in accordance with Generally Accepted Accounting Principles (GAAP) for the three months ended June 30, 2004, of $251 million (76 cents per share) compared to net income of $240 million (76 cents per share) for the same period last year.

Operating earnings, which are defined as GAAP earnings adjusted for certain items, were $267 million (81 cents per share) for the three months ended June 30, 2004, compared to operating earnings of $271 million (86 cents per share) for the same period in 2003.

Dominion uses operating earnings as the primary performance measurement of its earnings outlook and results for public communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, reporting to the Board of Directors and for the company's profit sharing plan. Dominion management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power. A detailed description of the items included in 2004 and 2003 GAAP earnings but excluded from operating earnings can be found at the end of this press release or by visiting our Web site at www.dom.com/investors/.

Thos. E. Capps, chairman and chief executive officer, said:

"Our second quarter results are at the top end of our guidance and demonstrate the strength of the integrated model following the amendment to the deregulation law in Virginia.

"These results include a $23 million charge, or 7-cents per share, for fuel expenses incurred during the first quarter but not recognizable until the second quarter and which are no longer recoverable. The second quarter was also affected by a negative 2-cent per share mark-to-market impact related to our corporate hedge on future 2004 natural gas production, an effect that will reverse over the balance of the year.

"But importantly, our second quarter performance demonstrates in reality the true nature of the integrated model as discussed at our analyst meeting of May 6. A combination of warmer than normal weather, generation station outages and higher than planned commodity prices negatively affected our fuel expense. However, higher base rate sales driven by warmer weather and increased revenue on unhedged volumes at E&P offset those negative effects. The dynamic relationship between commodity price drivers across our businesses is performing as expected, if not better.

"Based on solid year-to-date results, we are reaffirming our full-year 2004 earnings guidance of $4.75 to $4.90 per share. We have an equally positive outlook on balance sheet strength, liquidity and cash flow.

"Dominion is announcing today that it will increase the common stock dividend by 2-cents per share in the fourth quarter of 2004 to 66.5 cents per share. For dividends payable in 2005, the quarterly rate will rise again from 66.5 cents per share to 67 cents per share for an annual rate in 2005 of $2.68 per share.

"Under current financial projections, the company believes that additional 8-cent annual increases in Dominion's dividend rate are appropriate." Common stock dividends are declared on a quarterly basis by the board of directors.

In providing operating earnings guidance, Dominion management is aware of potential differences between 2004 operating earnings and GAAP-earnings. In addition to differences recorded through the second quarter, Dominion expects to recognize an after-tax charge of $90 million to $110 million related to the pending acquisition of non-utility generation assets, expected to close in the fourth quarter. Until the acquisitions are complete, Dominion management is not able to provide a corresponding GAAP equivalent for 2004 operating earnings per share guidance.

 Earnings breakdown by operating segment

Dominion Delivery earned $96 million (29 cents per share) in the second quarter of 2004 compared to $70 million (22 cents per share) in the second quarter of 2003. The increase is primarily attributable to warmer weather in the electric franchise area, customer growth and other margins.

Dominion Energy earned $30 million (9 cents per share) in the second quarter of 2004 compared to $58 million (18 cents per share) in the second quarter of 2003. The decrease is primarily attributable to Dominion Energy Clearinghouse, the net effect of corporate hedges on natural gas production and lower electric transmission margins, partially offset by higher contributions from the Cove Point liquefied natural gas facility.

Dominion Generation earned $45 million (14 cents per share) in the second quarter of 2004 compared to $113 million (36 cents per share) in the second quarter of 2003. The decrease is primarily attributable to electric generation fuel expenses no longer recoverable under amended deregulation legislation, and a lower contribution from Millstone Power Station, partially offset by warmer weather, lower purchased power capacity expenses and customer growth, all in the electric franchise area.

Dominion E&P earned $163 million (50 cents per share) in the second quarter of 2004 compared to $95 million (30 cents per share) in the second quarter of 2003. The increase is primarily attributable to revenue recognized from the delivery of reserves sold under volumetric production payment agreements (net of related lower production volumes), higher average realized oil prices, and reduced operation and maintenance and tax expenses, partially offset by a higher depreciation, depletion and amortization rate.

The impact of the corporate segment on second quarter 2004 GAAP earnings was negative $83 million (26 cents per share) compared to negative $96 million (30 cents per share) in the second quarter of 2003. The corporate operating earnings impact was negative $67 million (21 cents per share) compared to negative $65 million (20 cents per share) in the second quarter of 2003. A detailed description of the items included in 2004 and 2003 GAAP earnings but excluded from operating earnings can be found at the end of this press release or by visiting our Web site at www.dom.com/investors/.

September 14 analyst meeting

Dominion will host an analyst meeting on September 14 in New York, where management will discuss the company's natural gas and oil exploration and production business and the role this business plays in Dominion's integrated model. Individuals interested in attending should visit www.dom.com/investors/rsvp.jsp or contact investor relations at (804) 819-2155. For those not able to attend, the analyst meeting will be webcast.

Conference call for investors / media

Dominion will host a conference call today at 10 a.m. EDT to discuss second-quarter 2004 results and other issues of interest to investors.

Domestic investors who wish to participate in the conference call should dial 888-243-3836. International investors should call 973-935-2096. Participants should dial in 10 to 15 minutes prior to the scheduled start time. Members of the media also are invited to listen.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors/.

A replay of the conference call will be available from approximately 11 a.m. EDT July 27 until 11 p.m. EDT August 3. Domestic investors may access the recording by dialing 877-519-4471. International callers should dial 973-341-3080 to access the recording. The PIN for the conference call replay is 4957044. Additionally, a replay of the webcast will be available on the company's investor information page by the end of the day July 27.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of about 25,500 megawatts of generation, 6.4 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves about 5 million retail energy customers in nine states. For more information about Dominion, visit the company's Web site at www.dom.com.

This release contains forward-looking statements including our expectations for future dividends, 2004 and 2005 earnings and for future annual growth rates that are subject to various risks and uncertainties and, in the case of dividends, board approval. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, governmental regulations, economic conditions in the company's service area, fluctuations in energy-related commodity prices, including changes in the cost of fuel for our regulated electric business, risks related to operating businesses in regulated industries that are becoming deregulated, the transfer of control over electric transmission facilities to a regional transmission organization, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, and other uncertainties. Other risk factors are detailed from time to time in Dominion's most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities & Exchange Commission.

.

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Schedule 1

Dominion
Preliminary Segment Operating Earnings
2nd Quarter 2004

(millions, except earnings per share)
	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003

Operating Revenues & Income	$3,040	$2,630	$6,919	$6,209

Earnings:
Dominion Delivery	$ 96	$ 70	$262	$229
Dominion Energy	30	58	99	231
Dominion Generation	45	113	189	223
Dominion Exploration & Production	163	95	292	201
Corporate & Other	(67)	(65)	(127)	(138)
OPERATING EARNINGS	$267	$271	$715	$746
Items excluded from operating earnings *	(16)	(31)	(27)	2
REPORTED NET INCOME	$251	$240	$688	$748

Common Shares Outstanding (average, diluted)	328.4	315.9	327.5	312.8

Earnings Per Share (EPS)
Dominion Delivery	$0.29	$0.22	$0.80	$0.73
Dominion Energy	0.09	0.18	0.30	0.74
Dominion Generation	0.14	0.36	0.58	0.71
Dominion Exploration & Production	0.50	0.30	0.89	0.64
Corporate & Other	(0.21)	(0.20)	(0.39)	(0.44)
OPERATING EPS	$0.81	$0.86	$2.18	$2.38
Items excluded from operating EPS *	(0.05)	(0.10)	(0.08)	0.01
REPORTED EPS	$0.76	$0.76	$2.10	$2.39

*Summary of items excluded from operating earnings

After-tax
Dominion Capital related charges	$(10)		$(36)
Telecom related charges	$ (7)	$ (6)	$(15)	$ (69)
Gains (losses) related to CNGI assets held for sale	$ 3	$(25)	$ 21	$ (25)
Severance and other items	$ (2)		$ 3	$ (17)
Dominion Capital related charges				$113

EPS impact
Dominion Capital related charges	$(0.03)		$(0.11)
Telecom related charges	$(0.03)	$(0.02)	$(0.05)	$(0.22)
Gains (losses) related to CNGI assets held for sale	$ 0.01	$(0.08)	$ 0.07	$(0.08)
Severance and other items	$ -		$ 0.01	$(0.05)
Dominion Capital related charges				$ 0.36

Note: See schedule 2 for additional detail related to items excluded from operating earnings

Schedule 2

Reconciliation of measures prepared in accordance with
Generally Accepted Accounting Principles (GAAP) versus non-GAAP measures

2004 Earnings (six months ended June 30, 2004)

The net effect of the following items, all shown on an after-tax basis, are included in 2004 reported earnings, but are excluded from operating earnings:

  $36 million of charges (11 cents per share) related to Dominion Capital, including: $23 million (7 cents per share) of asset impairments, $10 million charge (3 cents per share) related to tax adjustments associated with sales of assets; and a $3 million (1 cent per share) loss on the sale of certain operating company assets;
  $15 million charge (5 cents per share) including $8 million (3 cents per share) representing losses from our discontinued telecom operations and $7 million (2 cents per share) from the loss on sale of the telecommunications business;
  $21 million gain (7 cents per share) related CNG International assets held for sale.
  Severance and other items include:
    $7 million charge (2 cents per share) related to an agreement to settle a class action lawsuit involving a dispute over Dominion's rights to lease fiber-optic cable along a portion of its electric transmission corridor;
    $2 million charge (1 cent per share) related to the impairment of a miscellaneous cost method investment;
    $1 million charge (0 cents per share) for severance costs related to workforce reductions;
    $2 million benefit (1 cent per share) related to settlement of certain Enron contracts; and
    $11 million benefit (3 cents per share) related to the true-up of the Hurricane Isabel restoration cost estimate.
(millions, except per share amounts)	1Q04	2Q04	3Q04	4Q04	FY 2004
Operating earnings	$448	$267			$715
After-tax items:
Dominion Capital related charges	(26)	(10)			(36)
Telecom - discontinued operations	(8)	(7)			(15)
Benefits related to CNGI assets held for sale	18	3			21
Severance and other items	5	(2)			3
Reported net income	$437	$251	$ -	$ -	$688

Common shares outstanding (average, diluted)	326.7	328.4			327.5

Operating earnings per share	$1.37	$0.81			$2.18
After-tax items:
Dominion Capital related charges	(0.08)	(0.03)			(0.11)
Telecom - discontinued operations	(0.02)	(0.03)			(0.05)
Benefits related to CNGI assets held for sale	0.05	0.01			0.07
Severance and other items	0.02	-			0.01
Reported earnings per share	$1.34	$0.76	$ -	$ -	$2.10

* Figures may not add due to rounding
  Full-year EPS may not equal sum of quarters due to share count differences

Schedule 2 (continued)

Reconciliation of measures prepared in accordance with
Generally Accepted Accounting Principles (GAAP) versus non-GAAP measures

2003 Earnings (twelve months ended December 31, 2003)

The net effect of the following items, all shown on an after-tax basis, are included in 2003 reported earnings, but are excluded from operating earnings:

  $750 million of charges ($2.35 per share) related to our investment in and planned sale of Dominion Telecom, including: $674 million ($2.11 per share) of impairments; $35 million (11 cents per share) for costs of obtaining consent and tender of DFV notes; $13 million (4 cents per share) for reallocation of equity losses; $28 million (9 cents per share), representing losses from discontinued operations since being classified as held for sale;
  $122 million (38 cents per share) in restoration expenses from Hurricane Isabel;
  $81 million (25 cents per share) of asset impairments at Dominion Capital;
  $69 million (22 cents per share) impairment of CNG International assets held for sale;
  $65 million charge (20 cents per share) related to the termination of a power purchase contract, resulting from the acquisition of a nonutility generating facility;
  $28 million of net charges (9 cents per share), representing the combined impact of the following: $180 million gain (57 cents per share) representing the cumulative effect of a change in accounting principle from adoption of SFAS No. 143, Accounting for Asset Retirement Obligations; $114 million of charges (36 cents per share) comprised of a $75 million charge (24 cents per share), representing the cumulative effect of a change in accounting principle from adopting SFAS No. 133 Implementation Issue C20, Interpretation of the Meaning of 'Not Clearly and Closely Related' in Paragraph 10(b) regarding Contracts with a Price Adjustment Feature, and a $39 million charge (12 cents per share) related to subsequent restructuring of contracts; $67 million charge (21 cents per share) representing the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities; $27 million charge (9 cents per share) representing the cumulative effect of a change in accounting principle from adopting FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R) for our interests in special purpose entities; and
  $16 million charge (6 cents per share) for severance costs related to workforce reductions.
(millions, except per share amounts)	1Q03	2Q03	3Q03	4Q03	FY 2003
Operating earnings	$475	$270	$430	$274	$1,449
After-tax items:
Telecom related charges	(63)	(5)	(582)	(100)	(750)
Hurricane Isabel			(80)	(42)	(122)
Dominion Capital - Impairment of assets			(21)	(60)	(81)
CNGI - Impairment of assets held for sale		(25)		(44)	(69)
Termination of power purchase contracts			(3)	(62)	(65)
Accounting changes and related items	113			(141)	(28)
Severance costs	(17)			1	(16)
Reported net income (loss)	$508	$240	($256)	($174)	$318

Average shares outstanding, diluted	309.7	315.9	324.2	325.4	318.8

Operating earnings per share	$1.53	$0.86	$1.33	$0.84	$4.55
After-tax items:
Telecom related charges	(0.20)	(0.02)	(1.80)	(0.31)	(2.35)
Hurricane Isabel			(0.25)	(0.13)	(0.38)
Dominion Capital - Impairment of assets			(0.06)	(0.18)	(0.25)
CNGI - Impairment of assets held for sale		(0.08)		(0.14)	(0.22)
Termination of power purchase contracts			(0.01)	(0.19)	(0.20)
Accounting changes and related items	0.37			(0.43)	(0.09)
Severance costs	(0.06)				(0.06)
Reported net income (loss) per share	$1.64	$0.76	($0.79)	($0.54)	$1.00

* Figures may not add due to rounding
  Full-year EPS may not equal sum of quarters due to share count differences

Schedule 3

Dominion
Preliminary 2nd Quarter Variance Reconciliation (unaudited)
	2Q'04 vs. 2Q'03 Reported Earnings Variance (cents per share)	2Q'04 vs. 2Q'03 Operating Earnings Variance (cents per share)

Reconciling Items

Dominion Total
(76 cents per share 2Q'04 vs. 76 cents per share 2Q'03 reported)	0
(81 cents per share 2Q'04 vs. 86 cents per share 2Q'03 operating)		(5)

Dominion Delivery
(29 cents per share 2Q'04 vs. 22 cents per share 2Q'03)
Customer growth	1	1
Weather - electric	4	4
Other margins	3	3
Other	(1)	(1)
Dominion Delivery Total	7	7

Dominion Energy
(9 cents per share 2Q'04 vs. 18 cents per share 2Q'03)
Energy Clearinghouse	(6)	(6)
Corporate hedge	(1)	(1)
Cove Point	1	1
Electric transmission margins	(1)	(1)
Other	(2)	(2)
Dominion Energy Total	(9)	(9)

Dominion Generation
(14 cents per share 2Q'04 vs. 36 cents per share 2Q'03)
Customer growth	1	1
Weather	9	9
Deferred fuel asset write-off	(7)	(7)
Fuel expenses in excess of rate recovery	(12)	(12)
Millstone	(12)	(12)
Capacity expenses	2	2
Other	(3)	(3)
Dominion Generation Total	(22)	(22)

Dominion E&P
(50 cents per share 2Q'04 vs. 30 cents per share 2Q'03)
Average realized prices	1	1
Production	(4)	(4)
VPP's	10	10
DD&A Rate	(1)	(1)
O&M expense	9	9
Taxes	5	5
Dominion E&P Total	20	20

Corporate & Other
(-26 cents per share 2Q'04 vs. -30 cents per share 2Q'03 reported)
(-21 cents per share 2Q'04 vs. -20 cents per share 2Q'03 operating)
Expenses and other	(1)	(1)
Specific items excluded from operating earnings *	5
Corporate & Other Total	4	(1)

* Refer to schedules 1 and 2 for details of items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.